Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES SECOND-QUARTER RESULTS

Heritage Aggregates Business Operating Margin Expands 150 Basis Points

Specialty Products Posts Record Second-Quarter Net Sales

RALEIGH, North Carolina (July 31, 2012) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the second quarter and six months ended June 30, 2012.

Ward Nye, President and CEO of Martin Marietta Materials, stated, “Our second-quarter results once again reflect the powerful combination of increases in shipment volume and average selling prices in our heritage aggregates product line, which led to a 150-basis-point improvement in our heritage aggregates business operating margin (excluding freight and delivery revenues). Underlying these increases are continuing indications of recovery in certain of our markets, predominantly in the western United States. In particular, heritage volume growth in Texas was driven by increased shipments to both the energy sector and the residential end-use market. We were also pleased with the strong results reported by our Specialty Products business, which established a new second-quarter record for net sales. Looking ahead, the positive momentum generated in the first half of the year, together with the recent passage of a new federal highway bill and regionalized improvement in home building, have bolstered our optimism for construction activity.”

NOTABLE ITEMS (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR SECOND QUARTER)

•

Adjusted earnings per diluted share of $0.92, excluding a $0.12 per diluted share charge for business development expenses; including these charges, earnings per diluted share was $0.80 compared with $0.78

•	Consolidated net sales of $491.2 million compared with $409.6 million

•	Heritage aggregates product line volume increased 2.8%

•	Heritage aggregates product line pricing increased 2.4%

•	Specialty Products net sales of $50.4 million and earnings from operations of $17.5 million

•	Consolidated selling, general and administrative expenses (“SG&A”) decreased 40 basis points as a percentage of net sales

•	Consolidated earnings from operations of $68.5 million, excluding $9.2 million of business development costs, compared with $64.7 million

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR SECOND QUARTER)

Nye continued, “For the quarter, heritage aggregates product line shipments increased 2.8% over the prior-year period. This growth was led by a 7.6% increase in our West Group, with heritage volumes particularly strong in Texas, driven by robust construction activity, and in our Midwest Division, particularly Iowa, where the mild winter permitted an early start to the construction season. Our Mideast Group reported heritage volume growth of 2.9%, with heavy highway projects in the Indiana and Ohio markets offsetting declines in our North Carolina markets where construction project delays have shifted work originally planned for the

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MLM Announces Second Quarter 2012 Results

July 31, 2012

second quarter into the second half of the year. Our Southeast Group experienced a 10.1% decline in heritage aggregates product line shipments, resulting from economic growth in the region lagging national trends, principally due to weak job growth and continued high foreclosure rates.

“Notably, heritage aggregates product line shipments increased 8% in April and May over the prior-year two-month period. In that volume environment, we achieved an incremental gross margin (excluding freight and delivery revenues) consistent with our expectations. In June, however, shipments declined 5.5%, reflecting previously mentioned project delays, coupled with uncertainty in the current economic environment. As expected, this erratic volume pattern, together with planned inventory reduction, diluted the incremental gross margin gains from the first two months of the quarter. However, we are pleased with the 150-basis-point expansion of operating margin (excluding freight and delivery revenues) in our heritage aggregates business for the quarter.

“Heritage shipments in the infrastructure end-use market, which represents more than half of our Aggregates business, increased 3% for the quarter. We were gratified to see the Moving Ahead for Progress in the 21st Century Act, or MAP-21, signed into law earlier in the month. MAP-21 is a two-year federal surface transportation bill intended to expedite project approvals and limit spending for programs outside of core transportation needs. The bill provides highway expenditures at current levels, $40 billion per year, with modest increases to reflect projected inflation and reform provisions. The funding provided by this multi-year bill brings a degree of fiscal certainty to those states, counties and municipalities that were subjected to a series of short-term continuing Federal resolutions since 2009 and hesitant to initiate needed infrastructure projects. While the impact of MAP-21 is not expected to generate meaningful construction activity in 2012, we fully anticipate that our shipments will increase over the next several years, with more clarity into the magnitude of that increase as we move into late summer/early fall state Department of Transportation project lettings.

“Shipments to our heritage nonresidential end-use market increased 8% over the prior-year quarter, with growth attributable to heavy industrial activity, particularly in the energy sector. Our heritage residential end-use market continues to recover from the depressed levels experienced in recent years. For the quarter, heritage shipments to this market rose 21%, reflecting the increase in national year-to-date housing starts. Our heritage ChemRock/Rail end-use market declined 19% versus the prior-year quarter. The reduction is principally due to the comparison with an unusually strong quarter for ballast shipments in 2011, as well as project delays related to track maintenance schedules in the current year. We expect to recover certain of these shipments in the second half of the year.

“We continue to see positive construction trends in the Denver, Colorado market, which we entered in December 2011. The rate of growth in highway contract awards in Colorado ranks among the highest in the country, and, importantly, construction-related employment is growing at twice the national average. Nonresidential construction activity also continues to improve with commercial real estate realizing increased lease rates and decreasing vacancies. Year-to-date housing permits in the state increased nearly 70%, outpacing the national average, while single-family home sales have increased significantly over the prior-year period. Despite the later start of the construction season due to the increased exposure to winter weather, our Colorado operations once again exceeded expectations and had breakeven profitability for the quarter.

“Our heritage aggregates product line average selling price grew 2.4% over the prior-year quarter. Our West Group had the highest rate of increase, 5.4%, driven by shipments to the energy sector. These shipments are primarily from sales yards, which have higher average selling prices than producing quarries due to internal freight costs. Our Southeast Group reported a 4.7% heritage pricing increase despite a volume decline, with particular strength at our Bahamas facility, which provides aggregates for a significant nonresidential project. The average selling price for our Mideast Group increased 1.5%, excluding a 240-basis-point reduction in pricing due to geographic mix.

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MLM Announces Second Quarter 2012 Results

July 31, 2012

“The Specialty Products business continues to experience strong demand in both the chemicals and dolomitic lime product lines. For the quarter, net sales of $50.4 million increased 2% and established a new second-quarter record. Earnings from operations of $17.5 million, or 34.6% of net sales, compared with earnings from operations of $19.3 million in the second quarter of 2011, reflect higher costs incurred for raw materials, contract services and repairs.

“Planned inventory reductions in our heritage aggregates product line drove a 1.3% increase in cost per ton during the quarter. Contrary to a multi-quarter trend of increases, energy costs were essentially flat as we paid an average of $3.03 per gallon of diesel fuel compared with $3.08 in the prior-year quarter. Cumulatively, direct production costs for our heritage aggregates product line increased slightly. Our consolidated gross margin (excluding freight and delivery revenues) for the quarter was 20.8%, a 300-basis-point decline compared with the prior-year quarter, primarily attributable to inventory control measures.

“Consolidated SG&A as a percentage of net sales declined 40 basis points. On an absolute basis, SG&A increased $4.3 million, primarily attributable to overhead incurred at our Denver operations and costs related to an information systems upgrade expected to be completed by the fall of 2013.

LIQUIDITY AND CAPITAL RESOURCES

“Excluding the impact of business development expenses, cash provided by operating activities for the six months ended June 30, 2012, was $52.6 million compared with $56.7 million for the same period in 2011. During the six months ended June 30, 2012, we invested $66.3 million of capital into our business. This amount reflects $22 million for the continued construction of a $53 million dolomitic lime kiln at our Specialty Products business’ Woodville, Ohio facility. Once completed, the new kiln is expected to generate annual net sales ranging from $22 million to $25 million. This project is expected to be substantially completed during the fourth quarter. Days sales outstanding was 43 days, an improvement compared with 2011.

“At June 30, 2012, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.63 times. The maximum ratio per our covenant is 3.95 times at June 30, 2012, stepping down to 3.75 times at September 30, 2012, before returning to the pre-amendment maximum of 3.50 times at December 31, 2012.

2012 OUTLOOK

“With the challenges of 2011 and the first half of 2012 behind us, we remain optimistic for our second half performance and our outlook for 2013. The passage of MAP-21, which is essentially a final three-month continuing resolution through September 30, 2012, followed by a two-year federal highway bill, provides us with a solid foundation for infrastructure construction. Since, as previously stated, we do not expect a notable volume impact from this legislation before 2013, we expect our infrastructure end-use market volume for the year to range from flat to down slightly. We anticipate double-digit volume growth in our nonresidential end-use market, driven primarily by increased energy shipments, although some energy-sector activity will continue to be affected by natural gas prices, the timing of lease commitments for oil and natural gas companies, geographic transitions and weather conditions. We expect the rate of improvement in our residential end-use market to accelerate over the rate of improvement in 2011. Our ChemRock/Rail shipments should range from flat to down slightly.

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MLM Announces Second Quarter 2012 Results

July 31, 2012

“As such, we anticipate heritage aggregates product line shipments for the full year to increase 4% to 5% and pricing to increase 2% to 4%. A variety of factors beyond our direct control may exert pressure on our volumes and our forecasted pricing increase is not expected to be uniform across the company. Heritage aggregates product line direct production costs per ton are expected to be flat compared with 2011, in spite of our expectation to reduce production as part of controlling our inventory levels.

“As previously communicated, the platform acquisition of our Denver, Colorado-based business is consistent with one of our core long-term strategies, which is to be in attractive growth areas with a leading market position – thereby permitting greater operational efficiencies, customer service and growth opportunities. Economic forecasts consistently show Denver’s population growing at a faster-than-average pace, with commensurate jobs growth, supporting our optimism for increased construction activity. Overall, as we integrate the Denver operations into our disciplined cost structure, we estimate that the asset exchange will be neutral to our full-year EBITDA. We expect that this acquisition will be accretive in 2013.

“Earnings for the Specialty Products segment should be approximately $68 million to $70 million. Steel utilization and natural gas prices are two key drivers for this segment.

“SG&A expenses, excluding the incremental expense related to the acquired operations in Denver and costs related to our information systems upgrade, are expected to decline slightly. We expect improvement in SG&A expenses related to the Denver operations as we complete their integration. Interest expense should remain relatively flat compared with 2011. Our effective tax rate is expected to approximate 23%, excluding discrete events. Capital expenditures are forecast at $155 million, which includes the remainder of the $53 million Specialty Products kiln project.”

RISKS TO OUTLOOK

The full-year estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2012 performance will be the United States economy and its impact on construction activity. Other risks related to the Corporation’s future performance include, but are not limited to: both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a decline in nonresidential construction, a decline in drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; and a reduction in ChemRock/Rail shipments resulting from declining coal traffic on the railroads. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget pressures driven by lower tax revenues. If these pressures negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina and Texas, states disproportionately affecting our revenue and profitability, are among the states experiencing these fiscal pressures, although recent statistics indicate that transportation budgets and tax revenues are increasing.

The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the

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MLM Announces Second Quarter 2012 Results

July 31, 2012

Corporation’s long-haul distribution network. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas. However, due to recent technology developments allowing the harvesting of abundant natural gas supplies in the U.S., natural gas prices have stabilized.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks to transport our product, particularly in markets experiencing increased demand due to energy sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather, and the acquisitions of operations in the Denver, Colorado, market increased the Corporation’s exposure to winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the full-year outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONSOLIDATED FINANCIAL HIGHLIGHTS

Net sales for the second quarter were $491.2 million, a 19.9% increase versus the $409.6 million recorded in 2011. Earnings from operations for the second quarter of 2012 were $59.3 million compared with $64.7 million in 2011. Net earnings attributable to Martin Marietta Materials were $36.8 million, or $0.80 per diluted share, versus 2011 second-quarter net earnings attributable to Martin Marietta Materials of $35.8 million, or $0.78 per diluted share.

Net sales for the first six months of 2012 were $841.8 million compared with $700.2 million for the year-earlier period. Year-to-date earnings from operations were $23.9 million versus $60.3 million in 2011. For the six-month period ended June 30, 2012, net earnings attributable to Martin Marietta Materials were breakeven compared with net earnings attributable to Martin Marietta Materials in the first six months of 2011 of $18.4 million, or $0.39 per diluted share.

BUSINESS FINANCIAL HIGHLIGHTS

Net sales for the Aggregates business during the second quarter of 2012 were $440.8 million compared with 2011 second-quarter sales of $360.0 million. Aggregates volume at heritage locations was up 2.8%, while pricing increased 2.4%. Earnings from operations for the quarter were $55.6 million in 2012 versus $48.8 million in the year-earlier period. Year-to-date 2012 net sales for the Aggregates business were $739.6 million versus $601.5 million in 2011. Earnings from operations on a year-to-date basis were $32.1 million in 2012 compared with $34.0 million in 2011. For the six-month period ended June 30, 2012, heritage aggregates volume increased 5.5%, while pricing increased 2.6%.

Specialty Products’ second-quarter net sales of $50.4 million increased 1.7% from prior-year net sales of $49.6 million. Earnings from operations for the second quarter were $17.5 million compared with $19.3 million in the year-earlier period. For the first six months of 2012, net sales were $102.2 million and earnings from operations were $35.7 million compared with net sales of $98.7 million and earnings from operations of $34.4 million for the first six months of 2011.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its second quarter 2012 earnings conference call later today (July 31, 2012). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at

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MLM Announces Second Quarter 2012 Results

July 31, 2012

2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 11929553.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Georgia and South Carolina, which when coupled with North Carolina, represented 57% of 2011 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$491.2	$409.6	$841.8	$700.2
Freight and delivery revenues	54.5	52.8	97.9	90.1

Total revenues	545.7	462.4	939.7	790.3

Cost of sales	389.1	312.1	715.9	580.0
Freight and delivery costs	54.5	52.8	97.9	90.1

Total cost of revenues	443.6	364.9	813.8	670.1

Gross profit	102.1	97.5	125.9	120.2

Selling, general and administrative expenses	35.3	31.0	68.3	59.6
Business development costs	9.2	1.7	35.1	2.7
Other operating (income) and expenses, net	(1.7)	0.1	(1.4)	(2.4)

Earnings from operations	59.3	64.7	23.9	60.3

Interest expense	13.3	13.7	26.7	31.9
Other nonoperating (income) and expenses, net	(0.1)	0.4	(1.9)	0.1

Earnings from (loss on) continuing operations before taxes on income	46.1	50.6	(0.9)	28.3
Income tax expense (benefit)	8.6	13.8	(1.3)	7.7

Earnings from continuing operations	37.5	36.8	0.4	20.6

Gain (loss) on discontinued operations, net of related tax expense (benefit) of $0.0, $(0.7), $(0.1) and $(1.0), respectively	0.3	(0.9)	(0.3)	(2.4)

Consolidated net earnings	37.8	35.9	0.1	18.2
Less: Net earnings (loss) attributable to noncontrolling interests	1.0	0.1	0.1	(0.2)

Net earnings attributable to Martin Marietta Materials, Inc.	$36.8	$35.8	$—	$18.4

Net earnings (loss) per common share:
Basic from continuing operations attributable to common shareholders	$0.79	$0.80	$—	$0.45
Discontinued operations attributable to common shareholders	0.01	(0.02)	—	(0.05)

	$0.80	$0.78	$—	$0.40

Diluted from continuing operations attributable to common shareholders	$0.79	$0.80	$—	$0.44
Discontinued operations attributable to common shareholders	0.01	(0.02)	—	(0.05)

	$0.80	$0.78	$—	$0.39

Dividends per common share	$0.40	$0.40	$0.80	$0.80

Average number of common shares outstanding:
Basic	45.8	45.6	45.8	45.6

Diluted	45.9	45.8	45.8	45.8

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales:
Aggregates Business:
Mideast Group	$109.7	$107.3	$186.8	$178.7
Southeast Group	73.8	78.0	141.3	140.7
West Group	257.3	174.7	411.5	282.1

Total Aggregates Business	440.8	360.0	739.6	601.5
Specialty Products	50.4	49.6	102.2	98.7

Total	$491.2	$409.6	$841.8	$700.2

Gross profit:
Aggregates Business:
Mideast Group	$32.4	$32.0	$40.3	$40.3
Southeast Group	3.7	7.4	7.1	9.1
West Group	45.8	35.9	41.1	33.3

Total Aggregates Business	81.9	75.3	88.5	82.7
Specialty Products	19.9	21.4	39.3	39.0
Corporate	0.3	0.8	(1.9)	(1.5)

Total	$102.1	$97.5	$125.9	$120.2

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$9.6	$9.4	$19.1	$18.5
Southeast Group	5.7	6.8	11.7	13.6
West Group	14.0	10.7	27.8	21.3

Total Aggregates Business	29.3	26.9	58.6	53.4
Specialty Products	2.2	2.2	4.7	4.7
Corporate	3.8	1.9	5.0	1.5

Total	$35.3	$31.0	$68.3	$59.6

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$23.8	$23.1	$22.9	$25.1
Southeast Group	(2.3)	(0.6)	(6.0)	(4.8)
West Group	34.1	26.3	15.2	13.7

Total Aggregates Business	55.6	48.8	32.1	34.0
Specialty Products	17.5	19.3	35.7	34.4
Corporate	(13.8)	(3.4)	(43.9)	(8.1)

Total	$59.3	$64.7	$23.9	$60.3

Net sales by product line:
Aggregates Business:
Aggregates	$356.9	$331.3	$614.3	$554.3
Asphalt	20.2	13.9	32.7	24.9
Ready Mixed Concrete	29.3	7.6	49.5	12.9
Road Paving	34.4	7.2	43.1	9.4

Total Aggregates Business	440.8	360.0	739.6	601.5

Specialty Products Business:
Magnesia-Based Chemicals	35.5	34.1	71.9	69.3
Dolomitic Lime	14.4	15.1	29.4	28.9
Other	0.5	0.4	0.9	0.5

Total Specialty Products Business	50.4	49.6	102.2	98.7

Total	$491.2	$409.6	$841.8	$700.2

Depreciation	$41.7	$41.5	$84.0	$83.5
Depletion	1.3	0.9	1.9	1.4
Amortization	1.3	0.8	2.8	1.6

	$44.3	$43.2	$88.7	$86.5

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	June 30,	December 31,	June 30,
	2012	2011	2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$41.4	$26.0	$26.1
Accounts receivable, net	275.4	203.7	269.4
Inventories, net	332.0	322.6	336.4
Other current assets	111.5	105.5	113.7
Property, plant and equipment, net	1,753.8	1,774.3	1,697.8
Intangible assets, net	671.1	670.8	657.4
Other noncurrent assets	41.3	44.9	48.1

Total assets	$3,226.5	$3,147.8	$3,148.9

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$7.2	$7.2	$107.0
Other current liabilities	191.9	166.5	155.9
Long-term debt (excluding current maturities)	1,137.1	1,052.9	979.0
Other noncurrent liabilities	473.5	472.3	456.4
Total equity	1,416.8	1,448.9	1,450.6

Total liabilities and equity	$3,226.5	$3,147.8	$3,148.9

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2012	2011
Operating activities:
Consolidated net earnings	$0.1	$18.2
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	88.7	86.5
Stock-based compensation expense	4.6	6.4
Gains on divestitures and sales of assets	(0.8)	(3.4)
Deferred income taxes	6.8	9.2
Other items, net	1.4	1.0
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(71.7)	(87.6)
Inventories, net	(9.4)	(3.1)
Accounts payable	21.0	25.1
Other assets and liabilities, net	(13.0)	4.4

Net cash provided by operating activities	27.7	56.7

Investing activities:
Additions to property, plant and equipment	(66.3)	(58.7)
Acquisitions, net	(0.1)	(49.9)
Proceeds from divestitures and sales of assets	4.0	5.2

Net cash used for investing activities	(62.4)	(103.4)

Financing activities:
Borrowings of long-term debt	171.0	460.0
Repayments of long-term debt	(87.1)	(405.0)
Change in bank overdraft	3.4	(2.1)
Dividends paid	(36.9)	(36.8)
Debt issue costs	(0.3)	(3.3)
Issuances of common stock	0.8	1.1
Purchase of remaining interest in existing subsidiary	—	(10.4)
Distributions to owners of noncontrolling interests	(0.8)	(1.0)

Net cash provided by financing activities	50.1	2.5

Net increase (decrease) in cash and cash equivalents	15.4	(44.2)
Cash and cash equivalents, beginning of period	26.0	70.3

Cash and cash equivalents, end of period	$41.4	$26.1

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2012		June 30, 2012
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	2.9%	(0.9%)	5.4%	(1.2%)
Southeast Group	(10.1%)	4.7%	(3.4%)	3.5%
West Group	7.6%	5.4%	9.3%	6.2%
Heritage Aggregates Operations	2.8%	2.4%	5.5%	2.6%
Aggregates Product Line (3)	3.0%	0.5%	4.7%	0.8%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Shipments (tons in thousands)	2012	2011	2012	2011
Heritage Aggregates Product Line: (2)
Mideast Group	9,814	9,540	16,267	15,439
Southeast Group	5,666	6,300	10,918	11,301
West Group	17,904	16,633	30,055	27,494

Heritage Aggregates Operations	33,384	32,473	57,240	54,234
Acquisitions	1,745	—	2,831	—
Divestitures (4)	1	1,638	24	3,144

Aggregates Product Line (3)	35,130	34,111	60,095	57,378

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2012 and 2011, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended		Six Months Ended
Accounting Principles	June 30,		June 30,
	2012	2011	2012	2011
Gross profit	$102.1	$97.5	$125.9	$120.2

Total revenues	$545.7	$462.4	$939.7	$790.3

Gross margin	18.7%	21.1%	13.4%	15.2%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Gross Margin Excluding Freight and Delivery Revenues	2012	2011	2012	2011

Gross profit	$102.1	$97.5	$125.9	$120.2

Total revenues	$545.7	$462.4	$939.7	$790.3
Less: Freight and delivery revenues	(54.5)	(52.8)	(97.9)	(90.1)

Net sales	$491.2	$409.6	$841.8	$700.2

Gross margin excluding freight and delivery revenues	20.8%	23.8%	15.0%	17.2%

Operating Margin in Accordance with Generally Accepted	Three Months Ended		Six Months Ended
Accounting Principles	June 30,		June 30,
	2012	2011	2012	2011
Earnings from operations	$59.3	$64.7	$23.9	$60.3

Total revenues	$545.7	$462.4	$939.7	$790.3

Operating margin	10.9%	14.0%	2.5%	7.6%

	Three Months Ended		Six Months Ended
Operating Margin Excluding Freight and Delivery Revenues	June 30,		June 30,
	2012	2011	2012	2011
Earnings from operations	$59.3	$64.7	$23.9	$60.3

Total revenues	$545.7	$462.4	$939.7	$790.3
Less: Freight and delivery revenues	(54.5)	(52.8)	(97.9)	(90.1)

Net sales	$491.2	$409.6	$841.8	$700.2

Operating margin excluding freight and delivery revenues	12.1%	15.8%	2.8%	8.6%

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three and six months ended June 30, 2012, and 2011.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$102.5	$105.4	$113.1	$142.6

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Earnings Attributable to Martin Marietta Materials, Inc.	$36.8	$35.8	$—	$18.4
Add back:
Interest Expense	13.3	13.7	26.7	31.9
Income Tax Expense for Controlling Interests	8.6	13.1	(1.4)	6.7
Depreciation, Depletion and Amortization Expense	43.8	42.8	87.8	85.6

EBITDA	$102.5	$105.4	$113.1	$142.6

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars, other than earnings per share amounts, and number of shares in millions)

The impact of business development expenses on earnings per diluted share, consolidated earnings from operations excluding business development expenses, adjusted earnings per diluted share and net cash provided by operating activities excluding the impact of business development expenses each represent non-GAAP financial measures. Management presents these measures to provide more consistent information for investors and analysts to use when comparing operating results for the quarter ended June 30, 2012, and net cash provided by operating activities for the six months ended June 30, 2012, with the respective prior-year periods.

The following shows the calculation of the impact of business development expenses on earnings per diluted share:

Three Months Ended
June 30, 2012
Business development expenses	$9.2
Income tax benefit	3.6

After-tax impact of business development expenses	$5.6

Diluted average number of common shares outstanding	45.9

Earnings per diluted share impact of business development expenses	$(0.12)

The following reconciles consolidated earnings from operations in accordance with generally accepted accounting principles to consolidated earnings from operations exclusive of business development expenses:

Three Months Ended
June 30, 2012
Consolidated earnings from operations in accordance with generally accepted accounting principles	$59.3
Add back: Business development expenses	9.2

Consolidated earnings from operations exclusive of business development expenses	$68.5

The following reconciles earnings per diluted share in accordance with generally accepted accounting principles to adjusted earnings per diluted share, which excludes the impact of business development expenses:

Three Months Ended
June 30, 2012
Earnings per diluted share in accordance with generally accepted accounting principles	$0.80
Add back: Earnings per diluted share impact of business development expenses	0.12

Adjusted earnings per diluted share, which excludes the impact of business development expenses	$0.92

The following reconciles net cash provided by operating activities in accordance with generally accepted accounting principles to net cash provided by operating activities excluding the impact of business development expenses:

Six Months Ended
June 30, 2012
Net cash provided by operating activities in accordance with generally accepted accounting principles	$27.7
Add back: Impact of business development expenses on operating cash flow	24.9

Net cash provided by operating activities excluding the impact of business development expenses	$52.6

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MLM Announces Second Quarter 2012 Results

July 31, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.95 times as of June 30, 2012, with certain exceptions related to qualifying acquisitions, as defined. The ratio limit steps down to 3.75 times at September 30, 2012, before returning to the pre-amended limit of 3.50 times at December 31, 2012. The amended agreements also allow the Corporation to exclude from the ratio at June 30, 2012, debt associated with the Colorado operations that were acquired in the fourth quarter of 2011.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at June 30, 2012.

For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
July 1, 2011 to
June 30, 2012
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$68.1
Add back:
Interest expense	53.4
Income tax expense	12.0
Depreciation, depletion and amortization expense	166.7
Stock-based compensation expense	9.7
Deduct:
Interest income	(0.6)

Consolidated EBITDA, as defined	$309.3

Consolidated Debt, including debt guaranteed by the Corporation and excluding specified acquisition debt, at June 30, 2012	$1,124.4
Less: Unrestricted cash and cash equivalents in excess of $50 at June 30, 2012	—

Consolidated Net Debt, as defined, at June 30, 2012	$1,124.4

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2012 for the trailing twelve-month EBITDA	3.63 times

-END-